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                                                                     EXHIBIT 4.1

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                     BROCKWAY STANDARD HOLDINGS CORPORATION

                                      AND

                         HARRIS TRUST AND SAVINGS BANK

                                  RIGHTS AGENT



                      AMENDMENT NO. 1 TO RIGHTS AGREEMENT

                         DATED AS OF FEBRUARY 12, 1996


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                      AMENDMENT NO. 1 TO RIGHTS AGREEMENT
                      -----------------------------------

     Amendment No. 1, dated as of February 12, 1996 ("Amendment No. 1"), to the Rights Agreement, dated as of June 9, 1995 ("Agreement"), between Brockway Standard Holdings Corporation, a Delaware corporation (the "Company") and Harris Trust and Savings Bank, an Illinois banking corporation (the "Rights Agent"). Capitalized terms not otherwise defined herein have the meaning given to such terms in the Agreement.

                                    RECITALS
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     Pursuant to its authority under Section 26(a) of the Agreement, the Board of Directors of the Company has authorized and approved an amendment to the Agreement to increase the amount of common stock GEO Capital Corporation, a Delaware corporation, may beneficially own without becoming an Acquiring Person and to reflect the expected change in the Company's name.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth in this Agreement, the parties hereby agree as follows:

      Section 1.  Exempt Person. Section 1(q) of the Agreement is amended and
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restated as follows:

     (q) "Exempt Person" means (i) the Company, (ii) any Subsidiary of the Company, (iii) any Current Holder, so long as such Current Holder does not become the Beneficial Owner of 35% or more of the Common Stock then outstanding,
(iv) any Person that acquires Common Stock pursuant to an event described in clause (ii) of the definition of Exempt Event, (v) any employee benefit plan of the Company or of any Subsidiary of the Company, (vi) any Person holding Common Stock for any such employee benefit plan or for employees of the Company or of any Subsidiary of the Company pursuant to the terms of any such employee benefit plan, (vii) GEO Capital Corporation, a Delaware corporation, so long as it does not become the Beneficial Owner of 17% or more of the Common Stock then outstanding,

     Section 2.  Company Name.  Effective as of March 1, 1996, the definition of
                 ------------
Company set forth in the Agreement shall be deleted and replaced with the following: BWAY Corporation, a Delaware corporation.

     Section 3.  Legend.  Effective as of March 1, 1996, the legend to be
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impressed, printed, or written on, or otherwise affixed to the Common Stock pursuant to Section 3(b) of the Agreement shall be in substantially in the following form:

          This certificate also evidences and entitles the holder hereof to certain Rights as set forth in a Rights Agreement between BWAY Corporation and Harris Trust and Savings Bank, as Rights Agent, dated as of June 9, 1995, as amended February 12, 1996 (the "Rights

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          Agreement"), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of BWAY Corporation. Under certain circumstances, as set forth in the Rights Agreement, such Rights will be evidenced by separate certificates and will no longer be evidenced by this certificate. BWAY Corporation will mail to the holder of this certificate a copy of the Rights Agreement without charge after receipt of a written request therefor. Under certain circumstances, Rights that were, are or become beneficially owned by Acquiring Persons or their Associates or Affiliates (as such terms are defined in the Rights Agreement) may become null and void and the holder of any of such Rights (including any subsequent holder) shall not have any right to exercise such Rights.

           Section 4.    Notices.  Section 25 of the Agreement shall be amended
                         -------
and restated as follows:

Notices or demands authorized by this Agreement to be given or made by the Rights Agent or by the holder of any Rights Certificate to or on the Company shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Rights Agent) as follows:

                    BWAY Corporation
                    8607 Roberts Drive, Suite 250
                    Atlanta, Georgia  30350
                    Attention:  Chief Financial Officer

Subject to the provisions of Section 21, any notice or demand authorized by this Agreement to be given or made by the Company or by the holder of any Rights Certificate to or on the Rights Agent shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Company) as follows:

                    Harris Trust and Savings Bank
                    311 West Monroe, 14th Fl.
                    Chicago, IL   60606
                    Attention: Account Officer

Notices or demands authorized by this Agreement to be given or made by the Company or the Rights Agent to the holder of any Rights Certificate shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed to such holder at the address of such holder as shown on the registry books of the Company (or, if no Rights Certificates have been issued, if sent by first-class mail, postage prepaid, addressed to each holder of a certificate representing shares of Common Stock at the address of such holder as shown on the Company's Common Stock registry books).

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          Section 5.     Governing Law.  This Amendment No.1, the Agreement and
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each Rights Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the internal laws of such state applicable to contracts to be made and performed entirely within such State.

          Section 6.     Counterparts.  This Amendment No. 1 may be executed in
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counterparts and each of such counterparts shall for all purposes be deemed to be an original, and both such counterparts shall together constitute but one and the same instrument.

          Section 7.     Descriptive Headings.  Descriptive headings of the
                         --------------------
several Sections of this Amendment No. 1 are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Amendment No. 1.


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          IN WITNESS WHEREOF, the parties hereto have caused this Amendment
No. 1 to the Agreement to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

                              BROCKWAY STANDARD HOLDINGS CORPORATION



                              By_________________________________
                                Title:



                              HARRIS TRUST AND SAVINGS BANK



                              By_________________________________
                                Title:

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